Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!                                                                               BULLETIN!                                                                               BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, April 21, 2005 at 4:30 p.m. (EDT) / 1:30 p.m. (PDT). Dr. James Manuso, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should dial 800-901-5248 within the United States and 617-786-4512 internationally at approximately 4:20 p.m. (EDT). The passcode for the call is 21077030. Those who do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on the website for 90 days.

SuperGen Reports 2005 First Quarter Financial Results

DUBLIN, Calif., April 21, 2005 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2005.

Total revenues for the 2005 first quarter were $4.4 million compared with $1.1 million for the same prior year period.  Total revenues for the 2005 first quarter include $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $700,000 of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of DacogenTM (decitabine).  Net product revenue for the 2005 first quarter includes Nipent®  (pentostatin for injection) sales of approximately $800,000 compared with $700,000 for the same prior year period.

Total costs and operating expenses for the 2005 first quarter were $11.7 million compared with $13.5 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2005 first quarter was a decrease in development expenses associated with the OrathecinTM (rubitecan) capsules and Dacogen programs and lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by an increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent commercialization scale-up efforts with the Company’s European operations.

The Company reported a net loss for the 2005 first quarter of $6.9 million, or $0.13 per share, compared with a net loss of $18.7 million, or $0.48 per share, for the same prior year period.  The decrease in the net loss for the 2005 first quarter is due to an increase in revenues from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and the reduction in non-cash items that were reflected in the same prior year period.  The same prior year period included various non-cash items related to convertible debt instruments executed in 2003 and the private placement of shares of our common stock completed in March 2004.  The net loss for the 2004 first quarter includes a non-cash charge of $3.6 million related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, $900,000 in interest expense and $4.0 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $2.2 million.  There were no such non-cash items in the 2005 first quarter.

As of March 31, 2005, the Company had approximately $60.7 million in unrestricted cash, cash equivalents and marketable securities.

Corporate events from the 2005 first quarter include:

•                  January 2005:  The Company announced that the New Drug Application (NDA) for Dacogen was accepted for filing by the United States Food and Drug Administration (FDA).

•                  January 2005:  The Company announced the withdrawal of its NDA for Orathecin after determining that the current data package would not be sufficient to gain approval at this time in the U.S.  The Company’s European submission of Orathecin is currently under review.

•                  March 2005:  The Company announced that the first patient had been dosed in the initial stage of a Phase III clinical trial studying Orathecin and gemcitabine as a first-line combination therapy for advanced pancreatic cancer patients who have not undergone chemotherapy.  Orathecin is an orally active camptothecin that is being developed for the treatment of pancreatic cancer.  The study will enroll 30 chemotherapy naive patients at up to 15 centers in the United States.  Patients will receive combination therapy of gemcitabine and Orathecin. The primary efficacy endpoint is overall survival.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be found at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved.  For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA or EMEA of Dacogen data may take longer than currently anticipated and the data may not support FDA or EMEA approval.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-K for the year ended December 31, 2004.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
	(Unaudited)
Revenues:
Net product revenue	$1,015	$1,098
Development and license revenue from MGI PHARMA, Inc.	3,225	—
Distribution agreement revenue	167	—
Total revenues	4,407	1,098

Costs and operating expenses:
Cost of product revenue	300	551
Research and development	5,124	7,450
Selling, general, and administrative	6,258	5,548
Total costs and operating expenses	11,682	13,549
Loss from operations	(7,275)	(12,451)

Interest income	372	87
Interest expense	—	(948)
Amortization of deemed discount on convertible debt	—	(4,019)
Change in valuation of derivatives	—	(1,404)

Net loss	$(6,903)	$(18,735)

Basic and diluted net loss per common share	$(0.13)	$(0.48)
Weighted average shares used in basic and diluted net loss per common share calculation	51,142	39,229

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$42,144	$38,394
Marketable securities	18,370	18,235
Accounts receivable, net	1,038	4,926
Development revenue receivable from MGI PHARMA, Inc.	724	12,809
Inventories	3,279	3,306
Prepaid expenses and other current assets	2,073	1,403
Total current assets	67,628	79,073

Marketable securities, non-current	228	188
Investment in stock of related parties	805	798
Due from related parties, non-current	89	93
Property, plant and equipment, net	3,452	3,635
Goodwill	731	731
Other intangibles, net	581	677
Restricted cash and investments, non-current	9,841	9,432
Other assets	30	30
Total assets	$83,385	$94,657

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,660	$4,644
Derivative liability	1,607	1,607
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	7,429	11,572
Accrued payroll and employee benefits	2,080	2,129
Total current liabilities	15,341	20,517

Deferred rent	940	927
Total liabilities	16,281	21,444

Stockholders’ equity	67,104	73,213
Total liabilities and stockholders’ equity	$83,385	$94,657

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